Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 23, 2021 (except Note 6a and Note 18, as to which the date is May 28, 2021), with respect to the consolidated financial statements of Krispy Kreme Inc. (f/k/a Krispy Kreme HoldCo, Inc.) contained in the Registration Statement on Form S-1 (File No. 333-256664) filed on June 30, 2021 and related Final Prospectus filed on July 2, 2021, which are incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement on Form S-8.

/s/ GRANT THORNTON LLP

Denver, Colorado

July 2, 2021